                                                                     EXHIBIT 12


                       L-3 COMMUNICATIONS HOLDINGS, INC.
                      AND L-3 COMMUNICATIONS CORPORATION
                      RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                                      PREDECESSOR
                                                                      L-3                                               COMPANY
                                 ----------------------------------------------------------------------------------- -------------
                                  SIX MONTHS                  YEAR ENDED DECEMBER 31,                   NINE MONTHS   THREE MONTHS
                                     ENDED                  ---------------------------                    ENDED         ENDED
                                   JUNE 30,                                                            DECEMBER 31,    MARCH 31,
                                     2002          2001          2000          1999          1998          1997           1997
                                 ------------ ------------- ------------- ------------- ------------- -------------- -------------
Earnings:
 Income before income taxes ..... $ 109,392     $ 186,222     $ 134,079     $  95,430     $  53,450      $ 22,992      $    (505)
 Add:
  Interest expense ..............    54,193        80,002        87,308        56,686        47,015        29,884          8,441
  Amortization of debt
   expense ......................     3,470         6,388         5,724         3,904         2,564         1,517             --
  Interest component of rent
   expense ......................     9,496        14,332        11,882         7,500         4,664         3,213            851
                                  ---------     ---------     ---------     ---------     ---------      --------      ---------
 Earnings ....................... $ 176,551     $ 286,944     $ 238,993     $ 163,520     $ 107,693      $ 57,606      $   8,787
                                  ---------     ---------     ---------     ---------     ---------      --------      ---------
Fixed charges:
 Interest expense ...............    54,193        80,002        87,308        56,686        47,015        29,884          8,441
 Amortization of debt expense ...     3.470         6,388         5,724         3,904         2,564         1,517             --
 Interest component of rent
  expense .......................     9,496        14,332        11,882         7,500         4,664         3,213            851
                                  ---------     ---------     ---------     ---------     ---------      --------      ---------
 Fixed charges .................. $  67,159     $ 100,722     $ 104,914     $  68,090     $  54,243      $ 34,614      $   9,292
                                  ---------     ---------     ---------     ---------     ---------      --------      ---------
Ratio of earnings to fixed
 charges ........................       2.6x          2.8x          2.3x          2.4x          2.0x          1.7x      n.a.(a)
                                  =========     =========     =========     =========     =========      ========      =========

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(a)        For the three months ended March 31, 1997, earnings were
           insufficient to cover fixed charges by $.5 million.